Exhibit 99.1

Lincoln Educational Services Reports Continuing Growth in the Third Quarter with 10.5% Revenue Growth and a 7.1% Increase in Student Starts
Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., November 6, 2023 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the third quarter as well as recent business developments.

Third Quarter 2023 Financial Highlights and Recent Operating Developments*
•	Revenue grew 10.5% to $99.5 million
•	New student starts increased 7.1%
•	Adjusted EBITDA of $6.1 million
•	Earnings per share of $0.07
•	Total liquidity of $70.3 million; no debt outstanding
•	Recently announced strategic growth plans include new Houston campus and relocation and expansion of Nashville and Philadelphia campuses
•	Raised outlook for full year revenue, student starts and adjusted net income; raised lower end of adjusted EBITDA range; reduced 2023 capital expenditures due to timing

*Note: The highlighted financial results exclude the Transitional segment.  A reconciliation of GAAP / non-GAAP measures is included in this release.

“Lincoln continued to generate strong results during the third quarter as we achieved 10.5% revenue growth and 7.1% student start growth,” said Scott Shaw, President & CEO.  “The continued roll out of our hybrid instructional platform, which we call Lincoln 10.0, is providing a better experience for our students as evidenced by higher student retention.  We remain on track to complete the transition to Lincoln 10.0 by the end of 2025.  This highly scalable platform creates capacity for additional program replications at our campuses providing instructional and campus operation efficiencies.  We also have continued to transition our financial aid process.  Both initiatives have resulted in incremental expenses this year, but we anticipate will provide future savings once they are fully implemented.”

“Program replication and new campus development both play major roles in our growth strategy.  Two recently completed transactions allow us to relocate and expand two of our existing campuses.  We have leased a new facility in the Nashville market, following the sale of our legacy campus in the second quarter.  We have also purchased a property in Levittown, Pennsylvania, where we will relocate our Philadelphia campus.  These new facilities and the efficiencies of 10.0 will allow us to expand adding HVAC and electrical programs in Nashville and HVAC, electrical and welding programs in Philadelphia when these campuses open in 2025.”

“Our new campus in Atlanta is on track to open during the first quarter of 2024 and we have announced the location of plans for a second new campus in Houston.  Both of these new locations will take full advantage of our Lincoln 10.0 learning platform and offer multiple programs.  We continue to execute on our growth plan to open new campuses and expand our most successful programs.  Our strong balance sheet and cash flow from operations has enabled Lincoln to make these investments in our growth while we remain debt free. “

“Our performance for the first nine months of 2023, and our outlook for the fourth quarter, leads us to raise our outlook for the full year.  The strong growth in student starts fuels our long-term optimism for Lincoln to prepare increasing numbers of students for good paying, rewarding and essential careers while helping American corporations close their skills gap.”

2023 THIRD QUARTER FINANCIAL RESULTS

(Quarter ended September 30, 2023 compared to September 30, 2022)

•
Revenue increased $9.4 million, or 10.5% to $99.5 million from $90.1 million in the prior year comparable period excluding the Transitional segment.  Revenue benefited from student start growth of 7.1%, which drove a 3.0% increase in average student population as well as an increase in average revenue per student of 7.3%, driven in part by the continuing roll-out of Lincoln 10.0 in combination with tuition increases.  Lincoln 10.0’s hybrid teaching model increases program efficiency and delivers accelerated revenue recognition in certain evening programs.

•
Educational services and facilities expense increased $3.2 million, or 8% to $43.1 million from $39.9 million in the prior year comparable period.  Increased costs were primarily concentrated in instructional expense, facilities expense, and books and tools expense.  Instructional expenses rose due to increased salaries with higher staffing levels driven by increases in student population, merit salary increases, and operating parallel programs as we transition to the Lincoln 10.0 model.  Facilities expenses grew over the prior year comparable period mainly due to non-cash rent expense at both the new Atlanta campus and the sale leaseback of the existing Nashville property.  Also contributing to the increase was higher utility expenses resulting from inflation and a higher student population, in addition to routine maintenance at several campuses.  Books and tools expense was driven by the increase in student starts.  Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•
Selling, general and administrative expense increased $7.5 million, or 16% to $54.5 million from $47 million in the prior year comparable period.  Increased costs were driven by higher bad debt expense, performance-based incentives, and additional marketing investments.  Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•	Net interest income was $0.9 million compared to minimal interest expense in the prior year comparable period as a result of treasury management and higher interest rates.

RECENT BUSINESS DEVELOPMENTS

Relocation of Philadelphia, Pennsylvania Area Campus.  On September 28, 2023, the Company purchased a 90,000 square foot property in Levittown, Pennsylvania for approximately $10.2 million.  The Company expects to invest approximately $17 million in the buildout of new classrooms and training areas to ensure a best-in-class campus that provides a positive experience for students, faculty, and industry partners.  The Company plans to enter into a sale leaseback transaction to recover the purchase price in the coming months.  This property is currently classified as held-for-sale on the condensed consolidated balance sheet.   The new Levittown campus is expected to open in the first quarter of 2025 and is not expected to impact the student experience at the existing Philadelphia campus which today serves about 250 Automotive Technology students.  The existing campus will continue to operate until the buildout of the new campus is fully complete in order to ensure a seamless transition.  The addition of HVAC, electrical and welding programs at this larger campus is projected to increase the average population to approximately 600 students, providing educational opportunities for students from Philadelphia, points north in Pennsylvania, as well as Trenton and Camden, New Jersey.

Relocation of Nashville, Tennessee Area Campus.  On November 3, 2023, the Company announced the completion of a lease agreement for the relocation of the Nashville, TN campus.  The new Nashville campus has over 120,000 square feet which enables us to expand our skilled trades offering with the addition of our electrical and HVAC programs while keeping automotive, diesel, heavy equipment, collision repair and welding.  The sale of the existing Nashville, Tennessee property that closed in the second quarter included a lease agreement allowing Lincoln to continue to occupy the existing campus for up to eighteen months while we transition to the new facility.

New Houston, Texas Campus.  On November 3, 2023, the Company also announced an expansion into a new market with the leasing of a facility in Houston, TX, the country’s fourth largest employment market.  The Houston campus will be the second campus in Texas with the campus in Grand Prairie that Lincoln has operated since 1966.  The new campus will feature an approximately 100,000 square foot training center, offering career opportunities in auto, diesel, welding, HVAC and electrical and electronic fields.

THIRD QUARTER SEGMENT RESULTS

Campus Operations Segment
Revenue increased $9.4 million, or 10.5% to $99.5 million.  Adjusted EBITDA remained essentially flat at $14.4 million for both the current and prior year period.

Transitional Segment

Revenue decreased $1.6 million, or 95% to $0.1 million compared to $1.7 million in the prior year comparable period.  Total operating expenses decreased $1 million, or 54% to $0.8 million from $1.8 million in the prior year comparable period.  The Somerville, Massachusetts campus teach-out is now complete.

Corporate and Other
Corporate and other expenses increased $1 million to $9.1 million from $8.1 million in the prior year comparable period, which was driven by performance-based incentives.

NINE MONTHS FINANCIAL RESULTS
(Period ended September 30, 2023 compared to September 30, 2022)

•	Total revenue increased $19 million, or 7.4% to $275.5 million, compared to $256.5 million.
•	Campus Operations segment revenue increased $22.9 million, or 9.1% to $274.1 million, compared to $251.2 million.
•	Transitional segment revenue decreased $3.8 million, or 72.5% to $1.5 million, compared to $5.3 million.

FULL YEAR 2023 OUTLOOK
Based on the financial results achieved during the first nine months of the year and the current outlook for the remainder of the year, the Company is increasing financial guidance for revenue, student starts and adjusted net income.  In addition, the lower-end of the range for Adjusted EBITDA has increased, and expected investments in Capital Expenditures have been lowered.  The revised guidance is as follows:

•	Revenue in the range of $370 million to $375 million
•	Adjusted EBITDA* in the range of $24 million to $26 million
•	Adjusted net income* in the range of $12 million to $14 million
•	Student start growth in the range of 8% to 11%
•	Capital expenditures in the range of $30 million to $33 million

*The guidance in this release includes references to non-GAAP operating measures.  A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

This guidance excludes the impact of the new Atlanta, Georgia campus, apart from capital expenditures.  Capital expenditure guidance excludes the $10.2 million acquisition of the Levittown, Pennsylvania property for which we are pursuing a sale-leaseback.  In addition, this guidance further excludes costs associated with the Company’s Transitional segment, one-time expenses not considered part of the Company’s normal business operations, and the gain realized from the sale of the Nashville, Tennessee property.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu.  Participants may also register via teleconference at: Q3 2023 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call.  Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute, and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings, or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2023	2022	2023	2022

REVENUE	$99,618	$91,813	$275,548	$256,510
COSTS AND EXPENSES:
Educational services and facilities	43,129	39,933	121,251	112,234
Selling, general and administrative	54,485	46,984	156,603	139,503
(Loss) gain on sale of assets	8	16	(30,923)	(178)
Impairment of goodwill and long-lived assets	-	-	4,220	-
Total costs & expenses	97,622	86,933	251,151	251,559
OPERATING INCOME	1,996	4,880	24,397	4,951
OTHER:
Interest income	878	-	1,891	-
Interest expense	(21)	(36)	(74)	(114)
INCOME BEFORE INCOME TAXES	2,853	4,844	26,214	4,837
PROVISION FOR INCOME TAXES	789	1,300	7,009	761
NET INCOME	$2,064	$3,544	$19,205	$4,076
PREFERRED STOCK DIVIDENDS	-	304	-	912
INCOME AVAILABLE TO COMMON STOCKHOLDERS	$2,064	$3,240	$19,205	$3,164
Basic
Net income per share	$0.07	$0.10	$0.64	$0.10
Diluted
Net income per share	$0.07	$0.10	$0.63	$0.10
Weighted average number of common shares outstanding:
Basic	30,164	25,381	30,115	25,692
Diluted	30,698	25,381	30,455	25,692

Other data:	31,359	0.07

Adjusted EBITDA (1)	$6,140	$7,429	$10,776	$12,685
Depreciation and amortization	$1,723	$1,561	$4,656	$4,617
Number of campuses	22	22	22	22
Average enrollment	12,942	12,824	12,594	12,781
Stock-based compensation	$662	$637	$4,050	$2,367
Net cash (used in) provided by operating activities	$(6,791)	$10,604	$3,612	$612
Net cash used in investing activities	$(17,784)	$(3,471)	$(4,961)	$(4,663)
Net cash used in financing activities	$-	$(4,499)	$(2,945)	$(9,637)

Selected Consolidated Balance Sheet Data:	September 30, (Unaudited)

Cash and cash equivalents	$41,717
Rrestricted cash	4,276
Short-term investments	24,344
Current assets	130,676
Working capital	64,576
Total assets	315,778
Current liabilities	66,100
Total stockholders' equity	157,165

LIQUIDITY
The Company ended the quarter with approximately $70.3 million in cash and cash equivalents, restricted cash, and short-term investments.  The cash position decreased from the prior year quarter primarily due to investments in capital expenditures of $17.8 million, which included the purchase of the new Levittown, Pennsylvania property for $10.2 million and build-out costs for the new Atlanta, Georgia campus of $2.2 million, which mostly related to architecture fees and construction.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, Adjusted net income and Total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, Adjusted EBITDA, Adjusted net income, and Total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, Adjusted net income and Total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted net income, and Total liquidity:

	Three Months Ended September 30, (Unaudited) Consolidated Operations		Nine Months Ended September 30, (Unaudited) Consolidated Operations
	2023	2022	2023	2022

Net income	$2,064	$3,544	$19,205	$4,076
Interest (income) expense, net	(857)	36	(1,817)	114
Provision for income taxes	789	1,300	7,009	761
Depreciation and amortization	1,723	1,561	4,656	4,617
EBITDA	3,719	6,441	29,053	9,568
Stock compensation expense	662	637	4,050	2,367
Impairment of goodwill and long-lived assets	-	-	4,220	-
Severance and other one-time costs	100	140	1,399	400
Transitional segment	742	71	1,412	210
New campus start-up costs	467	140	1,016	140
Gain on sale of Nashville, Tennessee [1]	-	-	(30,939)	-
FMV of Nashville, Tennessee rent[2]	450	-	565	-
Adjusted EBITDA	$6,140	$7,429	$10,776	$12,685

[1]	Gain is related to the sale of our Nashville, Tennessee property connsumated on June 8, 2023.

[2]
The fair market value ("FMV") of Nashville, Tennessee rent relates to non-cash rent expense recognized resulting from the sale of the     Nashville,Tennessee property.  A prepaid asset was recognized upon the sale of approximately $2.3 million representing the FMV of rent expense that would have been paid during the 15-month "free-rent" period where the Company will occupy this property.

	Three Months Ended September 30, (Unaudited)
	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$11,890	$13,024	$(745)	$(76)	$(9,081)	$(9,404)
Interest (income) expense, net	-	-	-	-	(857)	36
Provision for income taxes	-	-	-	-	789	1,300
Depreciation and amortization	1,552	1,403	3	5	168	153
EBITDA	13,442	14,427	(742)	(71)	(8,981)	(7,915)
Stock compensation expense	-	-	-	-	662	637
Severance and other one-time costs	-	-	-	-	100	140
Transitional segment	-	-	742	71	-	-
New campus start-up costs	467	-	-	-	-	140
FMV of Nashville, Tennessee rent[2]	450	-	-	-	-	-
Adjusted EBITDA	$14,359	$14,427	$-	$-	$(8,219)	$(6,998)

	Nine Months Ended September 30, (Unaudited)
	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$26,167	$30,430	$(1,423)	$(227)	$(5,539)	$(26,127)
Interest (income) expense, net	-	-	-	-	(1,817)	114
Provision for income taxes	-	-	-	-	7,009	761
Depreciation and amortization	4,165	4,174	11	17	480	426
EBITDA	30,332	34,604	(1,412)	(210)	133	(24,826)
Stock compensation expense	-	8	-	-	4,050	2,359
Impairment of goodwill and long-lived assets	4,220	-	-	-	-	-
Severance and other one-time costs	-	-	-	-	1,399	400
Transitional segment	-	-	1,412	210	-	-
New campus start-up costs	1,016	-	-	-	-	140
Gain on sale of Nashville, Tennessee [1]	-	-	-	-	(30,939)	-
FMV of Nashville, Tennessee rent[2]	565	-	-	-	-	-
Adjusted EBITDA	$36,133	$34,612	$-	$-	$(25,357)	$(21,927)

	Three Months Ended September 30, 2023 (Unaudited)		Nine Months Ended September 30, 2023 (Unaudited)
	2023	2022	2023	2022
Net income	$2,064	$3,544	$19,205	$4,076

Non-recurring adjustments:
Impairment of goodwill and long-lived assets	-	-	4,220	-
Severance and other one time costs	100	140	2,171	400
Transitional segment	742	71	1,411	210
New campus start-up costs	467	140	1,016	140
Performance based catch-up stock compensation	78	-	1,478	-
Gain on sale of Nashville, Tennessee [1]	-	-	(30,939)	-
FMV of Nashville Rent[2]	450	-	565	-
Total non-recurring adjustments	1,837	351	(20,078)	750
Income tax effect	(514)	(99)	5,622	(212)
Adjusted net income, non-GAAP	$3,387	$3,796	$4,749	$4,615

As of September 30, 2023
Cash and cash equivalents	$41,717
Restricted cash	4,276
Short-term investments	24,344
Total Liquidity	$70,337

	Three Months Ended September 30,
	2023	2022	% Change
Revenue:
Campus Operations	$99,527	$90,085	10.5%
Transitional	91	1,728	-94.7%
Total	$99,618	$91,813	8.5%

Operating Income (loss):
Campus Operations	$11,889	$13,024	-8.7%
Transitional	(745)	(76)	880.3%
Corporate	(9,148)	(8,068)	-13.4%
Total	$1,996	$4,880	-59.1%

Starts:
Campus Operations	5,157	4,815	7.1%
Transitional	-	114	-100.0%
Total	5,157	4,929	4.6%

Average Population:
Campus Operations	12,923	12,551	3.0%
Transitional	19	273	-93.0%
Total	12,942	12,824	0.9%

End of Period Population:
Campus Operations	14,027	13,291	5.5%
Transitional	4	295	-98.6%
Total	14,031	13,586	3.3%

	Nine Months Ended September 30,
	2023	2022	% Change
Revenue:
Campus Operations	$274,093	$251,216	9.1%
Transitional	1,455	5,294	-72.5%
Total	$275,548	$256,510	7.4%

Operating Income (loss):
Campus Operations	$26,167	$30,430	-14.0%
Transitional	(1,423)	(227)	526.9%
Corporate	(347)	(25,252)	98.6%
Total	$24,397	$4,951	392.8%

Starts:
Campus Operations	13,008	11,791	10.3%
Transitional	-	343	-100.0%
Total	13,008	12,134	7.2%

Average Population:
Campus Operations	12,506	12,479	0.2%
Transitional	88	302	-70.9%
Total	12,594	12,781	-1.5%

End of Period Population:
Campus Operations	14,027	13,291	5.5%
Transitional	4	295	-98.6%
Total	14,031	13,586	3.3%

Information included in the table below provides student starts and population under the Campus Operations segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.  This information is not comparable to the Company’s prior period segment reporting, which was performed on a campus basis rather than a program basis.

Population by Program (Campus Operations Segment):

	Three Months Ended September 30,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	3,786	3,519	7.6%
Healthcare and Other Professions	1,371	1,296	5.8%
Total	5,157	4,815	7.1%

Average Population:
Transportation and Skilled Trades	9,029	8,779	2.8%
Healthcare and Other Professions	3,894	3,772	3.2%
Total	12,923	12,551	3.0%

End of Period Population:
Transportation and Skilled Trades	9,842	9,266	6.2%
Healthcare and Other Professions	4,185	4,025	4.0%
Total	14,027	13,291	5.5%

Population by Program (Campus Operations Segment):

	Nine Months Ended September 30,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	9,064	8,193	10.6%
Healthcare and Other Professions	3,944	3,598	9.6%
Total	13,008	11,791	10.3%

Average Population:
Transportation and Skilled Trades	8,581	8,570	0.1%
Healthcare and Other Professions	3,925	3,909	0.4%
Total	12,506	12,479	0.2%

End of Period Population:
Transportation and Skilled Trades	9,842	9,266	6.2%
Healthcare and Other Professions	4,185	4,025	4.0%
Total	14,027	13,291	5.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322